UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-60750

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

CAROLINA BANK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-2215437
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

101 North Spring Street

Greensboro, North Carolina 27401

(Address of Principal Executive Offices and Zip Code)

Carolina Bank Holdings, Inc. 1997 Incentive Stock Option Plan

Carolina Bank Holdings, Inc. 1997 Nonqualified Stock Option Plan for Directors

(Full title of the plan)

Richard H. Moore

First Bancorp

Chief Executive Officer

300 SW Broad Street

Southern Pines, North Carolina 28387

(910) 246-2500

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

________________________________

Copies of all communications, including communications sent to the Agent for Service, requested to:

B.T. Atkinson, Esq.

Nelson Mullins Riley & Scarborough LLP

Bank of America Corporate Center

42nd Floor

100 North Tryon Street

Charlotte, NC 28202

Telephone: (704) 417-3039

________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8 of Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation and the holding company for Carolina Bank, filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2001 (Registration No. 333-60750) (the “Registration Statement”), registering 142,486 shares of common stock, par value $1.00 per share, under the Carolina Bank Holdings, Inc. 1997 Incentive Stock Option Plan and Carolina Bank Holdings, Inc. 1997 Nonqualified Stock Option Plan for Directors

On June 21, 2016, CLBH entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with First Bancorp (“First Bancorp”), a North Carolina corporation and the holding company for First Bank. Effective as of March 3, 2017, CLBH merged with and into First Bancorp, with First Bancorp as the surviving corporation, and Carolina Bank, a North Carolina state-chartered bank, also merged with and into First Bank, a North Carolina state-chartered bank, with First Bank surviving the merger and continuing its corporate existence.

In connection with the merger, CLBH has terminated all offerings of its common stock pursuant to the Registration Statement. In accordance with an undertaking made by CLBH in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, CLBH hereby removes from registration any and all shares of common stock originally reserved under the Carolina Bank Holdings, Inc. 1997 Incentive Stock Option Plan and Carolina Bank Holdings, Inc. 1997 Nonqualified Stock Option Plan for Directors which are unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Southern Pines, State of North Carolina, as of this 7th day of March, 2017.

FIRST BANCORP,
Successor by Merger to Carolina Bank Holdings, Inc.

By: /s/ Richard H. Moore
Richard H. Moore
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.